Exhibit 10.20

EXCLUSIVE LICENSE AGREEMENT

LATERAL SPINE SURGERY TECHNOLOGY

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) dated as of January 24, 2011 (the “Effective Date”), is entered into between Mitchell A. Hardenbrook, M.D. and MH Brook, Inc. (collectively, “Licensor”), having a place of business at 50 Connelly Hill, Hopkinton, MA 01748 and TranS1, Inc., a Delaware corporation (“TranS1”), having a place of business at 301 Government Center Drive, Wilmington, NC 28403.

WHEREAS, Licensor has developed intellectual property related to a minimally invasive procedure for lateral spine surgery and owns the Licensed Technology (as defined below) relating thereto.

WHEREAS, TranS1 desires to obtain an exclusive (subject to the terms hereof) license under Licensor’s rights in the Licensed Technology on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.           DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1         “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2         “Competent Authority(ies)” shall mean, collectively, (a) the governmental entities in each country or other supranational organization that is responsible for the regulation of a Product (including the FDA and foreign counterparts), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.3         “Contract Year” shall have the meaning set forth in Section 4.4.2.

1.4         “Control” shall mean, with respect to any Know-How, Patent Rights or other intellectual property right, possession by a party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to the other party access, ownership, a license, sublicense and/or other right to or under such Know How, Patent Rights or other intellectual property right.

1.5         “Cover”, “Covered” or “Covering” means, with respect to a Patent Right, that, but for rights held by or granted to a person under such Patent Right, the practice by such person of an invention claimed in such Patent Right would infringe a valid claim included in such Patent Right, or in the case of a Patent Right that is a patent application, would infringe a valid claim in such patent application if it were to issue as a patent.

1.6         “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.7         “Field” shall mean all uses related to surgery, specifically including surgery of, on or otherwise affecting the spine.

1.8         “Full Commercial Launch” shall mean completion of the TranS1 national sales meeting during the first calendar quarter of 2012 unless Licensee determines to make modifications to the initial Product based on results or findings from the Limited Market Release, in which case the Full Commercial Launch shall mean the earlier of (a) completion of the training of all of TranS1’s U.S. sales personnel with respect to the initial Product or (b) July 1, 2012.

1.9         “Improvement” shall mean any enhancement, modification, development, alteration, technical advance or other improvement to the Licensed Technology, any invention, idea, trade secret or know-how which includes any portion of, or utilizes any portion of, the Licensed Technology, or any derivative work which is directly related to, or which develops, enhances or improves any portion of the Licensed Technology.

1.10       “Initial Launch Period” shall have the meaning set forth in Section 4.4.1(a).

1.11       “IP Milestone” shall have the meaning set forth in Section 4.2.

1.12       "Know-How" shall mean any confidential unpatented or unpatentable technology, trade secrets, data, technical information, method, process, procedure or other confidential information or material.

1.13       “Licensed Technology” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.14       “Licensed Know-How Rights” shall mean the information identified in Exhibit B and any other confidential unpatented or unpatentable technology, trade secrets, data, technical information, methods, processes, procedures or other confidential information, materials or know-how Controlled by Licensor which relate to Licensor’s lateral spine procedure or related device.

1.15       “Licensed Patent Rights” shall mean (a) the patents, patent applications and pending patent applications (as and to the extent filed) listed on Exhibit A hereto, (b) all divisions, continuations and continuations-in-part that claim priority to, or common priority with, the patent applications listed in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

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1.16       “Limited Market Release” shall mean, with respect to the initial Product, the use of the Product in at least two surgical procedures each by a minimum of five (5) physicians unaffiliated with TranS1 or the Licensor.

1.17       “Net Sales” shall mean the gross amounts invoiced by TranS1 (and its Affiliates and Sublicensees) for sales of Product in the Territory to unaffiliated Third Parties in bona fide, arms-length transactions, less the following amounts actually paid or incurred by TranS1 (or its Affiliates or its Sublicensees) with respect to the sale of such Products, to the extent not already reflected or deducted: (i) trade, cash or quantity discounts, allowances, adjustments and rejections; (ii) rebates, chargebacks, recalls and returns; and (iii) sales, excise, turnover, value-added tax and similar taxes assessed on the royalty-bearing sale of such Product, but not including any income tax or franchise tax of any kind.

1.18       “Patent Rights” shall mean (a) all patents, (b) all patent applications, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications listed in clause (b) above or the patent applications that resulted in the patents described in clause (a) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

1.19       “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.20       “Product(s)” shall mean (i) any implantable “cage”, (ii) any one-time or limited use retractor (or disposable portion thereof), (iii) subject to 4.4.1, any implantable lateral plate, or (iv) other implantable device used with such retractor, in each case that is marketed for use in the Field and that (a) if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or (b) involves the use of Licensed Know-How Rights to access the spine by way of insertion through the psoas muscle.

1.21       “Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including 501(k)s) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and/or selling of any Product.

1.22       “Royalty Term” shall mean the time period commencing with the Effective Date and ending on the later of (i) the last day of the eighth Contract Year (as defined in Section 4.4.2(1)); or (ii) the expiration on a country by country basis of the last-to-expire Licensed Patent Rights.

1.23       “Sublicensee” means any Third Party who receives a sublicense of the license rights granted to TranS1 pursuant to and in accordance with this Agreement.

1.24       “Territory” shall mean all of the world.

1.25       “Third Party” shall mean any Person other than Licensor, TranS1 and their respective Affiliates.

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1.26       “Valid Claim” shall mean, with respect to any of the Licensed Patent Rights: (i) a claim of an issued and unexpired patent included within such Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (ii) a claim of a pending patent application included within such Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2.           REPRESENTATIONS AND WARRANTIES

2.1         Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

2.1.1      In the case of any individual, such party is an individual resident at the address first set forth above and in the case of any corporate entity, such party is a corporation or entity duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated.

2.1.2      Such party (a) has the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3      The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.2         Licensor Representations and Warranties. Licensor hereby represents and warrants to TranS1 as follows:

2.2.1      All Licensed Patent Rights listed in Exhibit A and all of the Know-How set forth on Exhibit B or otherwise provided by Licensor to TranS1 are solely owned by Licensor free and clear of all liens, charges and encumbrances, either written, oral, or implied. Each individual named as an inventor on each patent application set forth in Exhibit A in the Territory has assigned to Licensor all of his or her rights to inventions that are claimed therein. Each inventor of each invention claimed in the Licensed Patent Rights has been properly identified in the applicable patent application. No portion of the Licensed Technology was made or conceived as a result of the performance of services for a third party.

2.2.2      As of the Effective Date there are no interference or opposition proceedings pending or, to Licensor’s knowledge, threatened against Licensor before any court or administrative office or agency which relate to the Licensed Patent Rights.

2.2.3      As of the Effective Date, each of the patent applications listed in Exhibit A is currently pending and has not been abandoned. To Licensor’s knowledge, (i) each of the currently pending patent applications listed on Exhibit A has been filed in good faith, (ii) the use or practice of the Licensed Patent Rights or Licensed Know-How do not infringe any copyright, patent trade secret or other proprietary right held by any third party; and (iii) the conception, development and reduction to practice of inventions claimed in the Licensed Patent Rights have not constituted or involved the breach by Licensor of any third party contractual obligations or the misappropriation of trade secrets of any Third Party.

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2.2.4      Neither Licensor nor any Affiliate of Licensor controls any Patent Rights (other than the Licensed Patent Rights) or proprietary information (other than the Licensed Know-How) related to Product in the Field.

2.2.5      All research, development and use conducted by Licensor with respect to the Licensed Technology prior to the Effective Date (specifically including the surgical procedures which resulted in the data included in the materials identified on Exhibit B) has been conducted in accordance with applicable law and applicable medical ethics standards.

2.2.6      Licensor is not aware of any information material to the safety or efficacy of the Product that has not been disclosed to Licensor prior to the Effective Date.

2.3         Disclaimer of Warranties. Except as expressly provided in this Agreement, all information, materials, services, subject matter defined by the claims of the Patent Rights, intellectual property and other property or rights granted or provided by Licensor under this Agreement are on an AS IS basis, and Licensor makes no other warranties, expressed or implied, as to any matter, and Licensor expressly disclaims the warranties of merchantability, fitness for a particular purpose, exclusivity or results obtained from use.

3.           LICENSE GRANT AND TECHNICAL ASSISTANCE

3.1         Licensed Technology.

(a)          Licensor hereby grants to TranS1 an exclusive license (with the right to grant sublicenses through multiple tiers, subject to the terms hereof) under the Licensed Technology and any of Licensor’s interests in Improvements for all uses, specifically including to conduct research and to develop, make, have made, use, offer for sale, sell, import and otherwise exploit for commercial purposes Products in the Territory for use in the Field. Such license grant is exclusive even as to Licensor, such that Licensor shall have no right to make, have made, offer for sale, sell or import Products or any other products utilizing Licensed Technology. The license shall remain in effect until this Agreement is terminated pursuant to Article 10. For clarification, the sale or other transfer of any Product by or on behalf of TranS1 (or any authorized Affiliate or Sublicensee) to any purchaser, end user or other third party shall authorize the purchaser or any subsequent end user to practice any rights related to the Licensed Technology and Improvements (specifically including, without limitation, the right to conduct any procedure involving the use of Product, whether involving plates, biologic material, a reusable retractor or any other component). However, nothing herein shall be deemed to restrict the ability of Mitchell A. Hardenbrook to provide medical care to individual patients in accordance with his professional medical judgment, to make, have made, and use Products (but not offer for sale or sell such Products) to personally provide medical care to his individual patients until the Limited Market Release, or to purchase Products from TranS1 or any authorized Affiliate, Sublicensee or distributor and to use such Products in accordance with his professional medical judgment.

(b)         The grants set forth in this Section 3.1, shall apply to TranS1 and any Affiliate of TranS1. If any Affiliate of TranS1 exercises rights under this Agreement, such Affiliate shall be bound by all terms and conditions of this Agreement to the same extent as would apply had this Agreement been directly between Licensor and such Affiliate. In addition, TranS1 shall remain fully liable to Licensor for all acts and obligations of such Affiliate, such that acts of said Affiliate shall be considered acts of TranS1.

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(c)         TranS1 shall remain fully liable to Licensor for all acts and obligations of Sublicensees, including payment of any royalties at the rates set forth herein, such that acts of said Sublicensees shall be considered acts of TranS1. TranS1 shall provide Licensor with a true and correct copy of any such sublicense which grants a third party the right to sell Product (subject to redaction of information, if any, not directly related to Product or Licensed Technology), and any modification or termination thereof, within thirty (30) days following execution, modification or termination. Notwithstanding the foregoing or anything else in this Agreement to the contrary, TranS1 shall have the right to grant a sublicense to Licensed Technology to a Sublicensee on terms that do not require the payment of royalties on the sale of Products by or on behalf of the Sublicensee (such a sublicense being referred to as a “Royalty Free Sublicense”). If TranS1 grants a Royalty Free Sublicense, then sales of Product by such Sublicensee shall be disregarded in determining royalty payment obligations hereunder but shall continue to be included in determining Sales-Based Milestone Payments. In lieu of paying Licensor royalties in respect of Product sales made pursuant to a Royalty Free Sublicense, TranS1 shall pay Licensor an equitable portion of the consideration paid to TranS1 pursuant to the Royalty Free Sublicense agreement. Prior to granting a Royalty Free Sublicense, TranS1 shall notify Licensor of the proposed terms of such transaction and shall provide Licensor with such information as Licensor may reasonably request in connection with the proposed transaction. The parties shall negotiate in good faith regarding the terms and conditions of the Royalty Free Sublicense and the amount payable to Licensor in connection with such transaction. If the parties are unable to agree on an equitable allocation of the consideration, the parties shall engage a mediator mutually agreeable to the parties to assist the parties in reaching agreement. Any further dispute regarding such allocation shall be submitted to arbitration in accordance with Section 13.3 of this Agreement. The failure to reach agreement in advance shall not limit TranS1’s right to grant such a Royalty Free Sublicense.

(d)         In the event of termination of this Agreement, any sublicense agreement with any Sublicensee shall provide for the termination of the sublicense or the conversion to a license directly between such Sublicensee and Licensor on substantially the same terms as the sublicense agreement.

3.2         Transfer of Licensed Know-How; Lateral Plate Development.

(a)         Within thirty (30) days of the Effective Date and in so far as it has not previously done so, Licensor shall provide TranS1 with all Licensed Know-How, including those items and materials identified on Exhibit B. Licensor shall use its commercially reasonable efforts to provide such technical assistance to TranS1 as TranS1 reasonably requests related to the Licensed Technology or the design and commercialization of the Products, not to exceed 10 hours per month, which assistance may include the training of sales personnel and engineers of TranS1 and its affiliates. TranS1 shall reimburse Licensor for all reasonable out-of-pocket costs and expenses incurred by Licensor in the course of providing such assistance. Licensor and TranS1 agree that any technical assistance provided by Licensor beyond the scope contemplated in this Section 3.2, including without limitation training of physicians and significant tasks such as the surgical techniques guide, shall be billed at an hourly rate to be mutually agreed upon by the parties prior to the performance of such services.

(b)         Licensor shall provide such technical assistance as may be reasonably requested by TranS1 with respect to the development of a lateral plate Product. TranS1 shall reimburse Licensor for all reasonable out-of-pocket costs and expenses incurred by Licensor in the course of providing such assistance, but in lieu of any hourly billing rate, Licensor shall be eligible to receive a royalty based on sales of a resulting lateral plate Product.

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3.3         Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any party, the non-bankrupt party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt party, unless the bankrupt party elects to continue, and continues, to perform all of its obligations under this Agreement.

4.           FINANCIAL CONSIDERATIONS

4.1         License Fees. On or before January 31, 2011, TranS1 shall pay to Licensor a non-refundable, non-creditable license fee in the amount of US$[***], which amount reflects a license fee of $[***] less a credit for $[***] for a payment made to Licensor pursuant to that certain letter of intent dated September 27, 2010 (the “LOI”).

4.2         Development-Based Milestone Payments. At such time as TranS1 (or its Affiliates or Sublicensees) achieves a milestone event as described below, TranS1 shall pay to Licensor the Milestone Payment specified below. For avoidance of doubt, only one of each such development-based milestone payments shall be payable, notwithstanding that there may be multiple Products and/or replacement Products. TranS1 shall notify Licensor within five (5) business days after any of the milestone events described below has actually been achieved, and, except as provided for in Section 10.2, the specified milestone payment shall be made within ten (10) days after such notification.

	Milestone Event	Milestone Payment US$

(1)	Completion of Limited Market Release	$	[***]

(2)	Full Commercial Launch	$	[***]

(3)	Issuance in the U.S. of a patent included in the Licensed Patent Rights with one or more Valid Claims Covering the use of Product in the lateral spine procedure described in the Licensed Know-How (the “IP Milestone”)	$	[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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4.3         Sales-Based Milestone Payments. At such time as the Net Sales of Products by TranS1 and its Affiliates and Sublicensees, collectively, first reach the Net Sales amount set forth below, TranS1 will pay to Licensor the following milestone payments:

Net Sales	Milestone Payment

US $[***] in any calendar year	US $	[***]

US $[***] in any calendar year	US $	[***]

US $[***] in any calendar year	US $	[***]

US $[***] in cumulative total Net Sales after the Effective Date	US $	[***]

For avoidance of doubt, only one of each such Sales-based milestone payments shall be payable, notwithstanding that there may be multiple Products and/or replacement Products, but the Sales of all Products and replacement Products shall be aggregated to determine achievement of such Sales-based milestones.

Said payment shall be made within ninety (90) days after the end of the calendar year in which the annual Net Sales milestone was achieved and within ninety (90) days after the end of the calendar month in which the cumulative Net Sales milestone was achieved.

4.4         Royalties.

4.4.1      Royalty Rate. TranS1 shall pay to Licensor, in the manner set forth in Section 5.1, royalties on Net Sales of each Product sold by TranS1 and its Affiliates or Sublicensees at a royalty rate as follows:

(a)         For all sales of Product during the period from the date of the start of the Limited Market Release through the last day of the month of the third anniversary of the start of the Limited Market Release (the “Initial Launch Period”): [***]% of Net Sales.

(b)         For all sales of Product after achievement of the IP Milestone: [***]% of Net Sales.

(c)         For all sales of Product after the Initial Launch Period and prior to achievement of the IP Milestone: [***]% of Net Sales.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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(d)         If the IP Milestone has not been achieved prior to the expiration of the Initial Launch Period, TranS1 shall be granted a credit against future royalty payments in an amount equal to [***] percent ([***]%) of all royalty payments made by TranS1 with respect to Net Sales during the Initial Launch Period (such that the effective royalty rate on sales of Product during the Initial Launch Period will be retroactively reduced to [***]%). However, if the IP Milestone is achieved after the Initial Launch Period, the royalty rate shall be increased from [***]% to [***]% of Net Sales on a retroactive basis for all Net Sales of Product prior to the achievement of the IP Milestone and before the end of the Royalty Term (including Net Sales during and after the Initial Launch Period). TranS1 shall pay the retroactive royalty on past Net Sales within thirty (30) days of the achievement of the IP Milestone. If the IP Milestone is achieved and thereafter the relevant Valid Claim or Valid Claims Covering the use of Product in the lateral spine procedure described in the Licensed Know-How is subject to challenge, reexamination or other legal process which results in the use of Product in the lateral spine procedure described in the Licensed Know-How being Covered by no Valid Claims in the United States (e.g., as a result of any applicable Valid Claim being found to be invalid or unenforceable, but specifically excluding the expiration in the U.S. of the relevant patent), then TranS1 shall be granted a credit against future royalty payments in an amount equal to [***] percent ([***]%) of all royalty payments made by TranS1 at the rate of [***]% of Net Sales (such that the effective royalty rate on all sales of Product will be retroactively reduced to [***]%).

(e)         For all sales of Product after completion of the Royalty Term: [***]% of Net Sales.

(f)         Notwithstanding any reference to a [***]% royalty rate set forth above, the royalty rate for any Product that comprises an implantable lateral plate shall be: (1) [***]% of Net Sales if the Product is Covered by one or more Valid Claims; and (2) [***]% if the Product is not Covered by one or more Valid Claims. If a procedure involves the sale of a lateral plate Product and another Product (e.g., an implantable cage), the royalty under this paragraph (f) shall apply with respect to the lateral plate Product and the applicable royalty under paragraph (a)-(e) shall apply with respect to the other Product.

Only one royalty shall be payable hereunder for a Product regardless of how many Valid Claims Cover such Product. In no event shall TranS1 have any obligation to pay royalties or any other payments in respect of the sale of any biologic material or other biologically or chemically active agent incorporated into or delivered with the use of any Product. The parties agree that TranS1’s willingness to pay royalties upon the sale of an implantable lateral plate Product is conditioned upon Licensor’s performance of the obligations set forth in Section 3.2(b). Accordingly, if TranS1 develops an implantable lateral plate Product and Licensor does not meet its obligations under Section 3.2(b), then TranS1 shall have the right to pay no royalty with respect to the sale of any implantable lateral plates. Moreover, no royalty shall be payable to Licensor with respect to any Product sold to Mitchell A Hardenbrook or to any business or medical practice in which Dr. Hardenbrook owns, directly or indirectly, any profits or ownership interest (other than any publicly-held or traded company in which Dr. Hardenbrook owns less than a two percent (2%) ownership interest) and any sales to such persons shall be excluded in calculating sales-based milestone payments.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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Neither Licensee, its Affiliates nor its Sublicensees may (a) use any Products as end users without paying a royalty based on the fair market value of such Product, except to demonstrate the Products to potential customers, or (b) sell, lease, license or otherwise dispose of any Products for use other than in the Field. Licensee, its Affiliates and Sublicensees may use or dispose of reasonable quantities of Products at discounted prices or for no consideration for bona fide promotional purposes intended to promote sales of Products.

4.4.2      Minimum Royalties.

(a)         TranS1 shall pay to Licensor royalties as stated in Section 4.4.1, but in no event will royalties paid to Licensor for a Contract Year during the Royalty Term be less than the minimum royalties indicated below. A “Contract Year” means the period of twelve consecutive calendar months following the last day of the month of the start of the Full Commercial Launch, and each twelve-month period thereafter.

Contract Year	Minimum Royalties Due (if IP Milestone is achieved during Initial Launch Period)	Minimum Royalties Due (if IP
Milestone is not achieved during
Initial Launch Period; provided
that once the IP Milestone is
achieved, the Minimum
Royalties due for each Contract
Year  thereafter shall be at the
levels set forth in the column to
the left)
Year 1	US $	[***]	US $	[***]
Year 2	US $	[***]	US $	[***]
Year 3	US $	[***]	US $	[***]
Year 4	US $	[***]	US $	[***]
Year 5	US $	[***]	US $	[***]
Years 6-8	US $	[***]	US $	[***]
	No minimum royalties due for years following Contract Year 8		No minimum royalties due for years following Contract Year 8

(b)         In the event that the actual royalties paid by TranS1 on Net Sales of Product with respect to Net Sales during a Contract Year are not equal to or more than the Minimum Royalty set forth above for such Contract Year, TranS1 shall pay the difference between the actual royalties paid to Licensor based on Net Sales during such year and the applicable Minimum Royalty in order to satisfy its minimum royalty obligations. Such payment shall be made within ninety (90) days of the end of the relevant Contract Year.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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(c)         If for any period of three consecutive Contract Years during the Royalty Term, the actual royalties paid by TranS1 on Net Sales of Product during each Contract Year (not including any Minimum Royalty payment made by TranS1 pursuant to Section 4.4.2(b)) are not equal to or more than the Minimum Royalty requirement set forth above for such Contract Year (other than due to a Force Majeure Event), Licensor may elect to modify the license granted in Section 3.1 from exclusive to non-exclusive by providing TranS1 written notice no later than ninety (90) days following the end of the third (3rd) year of such period. If Licensor elects to convert the license to a non-exclusive license, TranS1’s obligation to make any Minimum Royalty payments for subsequent Contract Years shall terminate; provided, however, that all other payments required to be made by TranS1 in this Agreement shall continue to apply, and TranS1 shall continue to make commercially reasonable efforts to commercialize one or more Products. Licensor acknowledges and agrees that provided TranS1 is not in material breach of any other material obligations set forth in this Agreement, such right to modify this license to a non-exclusive license shall be Licensor’s sole and exclusive remedy in the event TranS1 shall fail to achieve Net Sales of Product sufficient to meet the Minimum Royalty obligations set forth herein. No minimum royalties shall be due for any period after the termination of this Agreement.

5.           ROYALTY REPORTS

5.1         Royalty Reports. Within ninety (90) days after the end of each calendar quarter during the term of this Agreement following the Limited Market Release, TranS1 shall furnish to Licensor a quarterly written report showing (a) the calculation of Net Sales during such calendar quarter; (b)  the calculation of Net Sales to date during such calendar year; (c) until payment of the milestones provided for in Section 4.3, the calculation of cumulative total Net Sales after the Effective Date; (d) the calculation of the amounts payable, if any, that shall have accrued based upon such Net Sales, including royalties and any Sales-based milestone payments; (e) the withholding taxes, if any, required by law to be deducted with respect to such payments; and (f) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average exchange rate during such quarter as published in The Wall Street Journal, Eastern Edition, under the heading “Currency Trading” The daily average shall be determined by adding together the closing exchange rate for each business day in New York, New York during such quarter and dividing such amount by the number of business days during such quarter.

5.2         Audit Rights. During the term of this Agreement, and for a period of three (3) years following the termination hereof, TranS1 shall keep full, true and accurate records and accounts, in accordance with generally accepted accounting principles, to support TranS1’s calculation of Net Sales and the amounts payable, if any, that shall have accrued based upon such Net Sales, including royalties and any Sales-based milestone payments. Licensor shall have the right, on prior written notice to TranS1, to examine the audit work papers prepared by Licensor’s outside auditors related to Product or to have such work papers examined by an independent auditor, during normal business hours, to determine TranS1's compliance with this Agreement, in each case at Licensor’s expense. If, as a result of such review, it is determined that TranS1 has underpaid Licensor, TranS1 will pay the amount due, plus interest at the rate specified in Section 6.1 calculated from the due date for the applicable payment within thirty (30) days following the date that the discrepancy is determined. If the amount of underpayment for any Contract Year exceeds $[***], TranS1 shall also reimburse the reasonable expenses incurred by Licensor in connection with the examination. Records for any Contract Year are subject to review within three years of the end of such Contract Year and no Contract Year may be reviewed more than one time.

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6.           PAYMENTS

6.1         Payment Terms. Amounts shown to have accrued by each report provided for under Section 5 above, including royalties and any Sales-based milestone payments, shall be due on the date such report is due. Payment in whole or in part may be made in advance of such due date. Interest shall accrue on any overdue payments at the rate of the lesser of (a) [***]% per month or (b) [***].

6.2         Withholding Taxes.          TranS1 will make all payments to Licensor under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by TranS1 on behalf of Licensor to the appropriate governmental authority, and TranS1 will furnish Licensor with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Licensor. TranS1 and Licensor will cooperate with respect to all documentation required by any taxing authority or reasonably requested by TranS1 or Licensor to secure a reduction in the rate of applicable withholding taxes, a claim for income tax credit or refund in respect of any sum so withheld, as applicable.

7.           DEVELOPMENT AND COMMERCIALIZATION

7.1         Development. TranS1 (directly or through one or more Affiliates or Sublicensees) will be responsible for all product development and regulatory matters related to the Product in the Territory and will bear the associated costs. TranS1 will use commercially reasonable efforts to obtain and maintain one or more Registrations to market and sell Products, but nothing in this Agreement shall be construed as a guaranty that any Registration required to market and sell Product will be successfully obtained or maintained in any country in the Territory.

7.2         Sales and Marketing. TranS1 (directly or through one or more Affiliates or Sublicensees) will be responsible for all selling and marketing and all other commercial activities related to the Product in the Territory and will bear the associated costs.

7.3         Reports. Within ninety (90) days after the Effective Date, TranS1 shall deliver to Licensor a plan (to include a Gantt chart) for development of Licensed Technology through Full Commercial Launch. Within ninety (90) days following the end of each calendar quarter thereafter until the Full Commercial Launch, TranS1 shall prepare and deliver to Licensor a written summary report which shall describe (a) the progress of the development, and testing of Products, (b) the status of obtaining Registrations with respect to Products and (c) the status of the Limited Market Release.

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[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

7.4         Improvements. Licensor shall own any Improvements conceived, reduced to practice, developed or made by or on behalf of Licensor at Licensor’s expense. TranS1 shall own any Improvements conceived, reduced to practice, developed or made by or on behalf of TranS1 (whether by TranS1, Licensor including pursuant to Section 3.2 or any third party) at TranS1’s expense. TranS1 shall have the right to manage such Improvements (including any prosecution, maintenance and enforcement of associated patent rights) in its discretion. Any such Improvements owned by Licensor shall, unless otherwise determined by TranS1, automatically be included within the Licensed Patent Rights or Licensed Know-How Rights, as determined by TranS1.

7.5         Diligence. TranS1 shall use commercially reasonable efforts to achieve Full Commercial Launch of the initial Product by the first quarter of 2012 or as soon thereafter as reasonably practicable. During the Royalty Period, TranS1 shall continue active, diligent marketing efforts. Achievement of sales of Product that result in payment of royalties in an amount specified in Section 4.4.2(a) shall constitute conclusive evidence that TranS1 has fulfilled its obligations under this Section 7.5.

8.           CONFIDENTIALITY

8.1         Confidential Information. During the term of this Agreement, and for a period of three (3) years following the termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, sublicensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

8.2         Permitted Disclosures. The confidentiality obligations contained in Section 8.1 above shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product, or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any provision of this Agreement, Recipient may disclose Confidential Information disclosed by the other party relating to Product to any Person with whom Recipient has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Recipient. In addition, TranS1 may use and disclose all Licensed Technology as necessary or appropriate to research, develop and commercialize Products or otherwise to exercise its rights and meet its obligations hereunder.

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8.3         Terms of this Agreement. On or after the Effective Date, the Parties may issue one or more press releases, the timing and content of which shall be mutually agreed. The Parties agree that any such announcement shall not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by Law or regulation (including any applicable stock exchange or Nasdaq listing requirements), shall make commercially reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each Party agrees to provide to the other Party a copy of any public announcement relating to this Agreement or the subject matter of this Agreement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any press release at least three business days prior to the scheduled disclosure. The contents of any approved announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval. Notwithstanding anything herein to the contrary, TranS1 shall have the right to make any disclosures or filings required to comply with applicable law, including regulations promulgated by the United States Securities and Exchange Commission.

9.           PATENTS

9.1         Patent Prosecution and Maintenance. Within thirty days after the Effective Date, Licensor shall provide TranS1 with all material information on all pending prosecution matters regarding the Licensed Patent Rights, including without limitation, all filings and correspondence with the relevant patent office. TranS1 shall have primary control of all patent prosecution of the Licensed Patent Rights at TranS1’s costs and expense with counsel of its own choosing, reasonably acceptable to Licensor. TranS1 will direct its patent counsel to copy Licensor on material communications regarding the Licensed Patent Rights. TranS1 shall confer with Licensor on any response to any patent action and shall give Licensor’s comments due consideration; provided, however, that the final decision on all responses and actions regarding prosecution of the Licensed Patent Rights shall be with TranS1. TranS1 will use commercially reasonable efforts to complete patent prosecution of the Licensed Patent Rights as quickly as reasonably possible. If TranS1 does not or does not wish to continue to maintain any patent applications or patents within the Licensed Patent Rights, Licensor may assume control of such patent applications or patents on a country-by-country basis (the “Assumed Patent Rights”) at its sole cost and expense. In such event, the Assumed Patent Rights shall thereafter continue to be licensed to TranS1 on an exclusive basis. TranS1 may elect, at any time on a patent-by-patent and country-by-country basis, to surrender its license to any Patent Rights included within the Licensed Patent Rights.

9.2         Notification of Infringement. Each party shall notify the other party of any substantial infringement known to such party of any Licensed Patent Rights within ten days of discovery thereof and shall provide the other party with the available evidence, if any, of such infringement within ten days of request.

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9.3         Enforcement of Licensed Technology. TranS1 shall have the right to determine the appropriate course of action to enforce the Licensed Technology in the Territory or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Technology in the Territory, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights in the Territory unenforceable, to control any interference, reexamination, litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Technology, in each case in TranS1’s own name and, if necessary for standing purposes, in the name of Licensor. No settlement, consent judgment, or other voluntary final disposition of any such suit that would have a material adverse effect on the validity, scope or enforceability of the Licensed Patents Rights, by estoppel, admission or otherwise, may be entered into without the consent of a Licensor, which shall not be unreasonably withheld. In any suit to enforce and/or defend the Licensed Technology, Licensor shall be permitted to participate at its own cost and expense through attorneys of its own selection, provided that TranS1 shall have the right to control such litigation. Whether or not Licensor chooses to participate in any such suit, Licensor shall fully cooperate at TranS1’s expense, including without limitation testifying and making available relevant records, papers, information, samples, specimens, and the like. In the event of a successful recovery, the proceeds shall be disbursed first to reimburse the Parties for costs incurred in connection with the enforcement action. The balance shall be treated as Sales generated by TranS1 at the time of recovery.

9.4         Licensor’s Enforcement Rights.  In the event that this Agreement is terminated by Licensor for material breach by TranS1 and Licensor determines in its reasonable discretion that TranS1 failed prior to termination to take the appropriate course of action to enforce the Licensed Technology in the Territory or otherwise abate the infringement thereof, or to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights in the Territory unenforceable, Licensor shall thereafter have the right to bring and prosecute such suits at its cost and expense through attorneys of its selection, in its own name, and all sums received or recovered by Licensor in or by reason of such suits shall be retained by Licensor.

9.5         Marking. To the extent reasonably practicable, TranS1 will mark, and cause each Affiliate and Sublicensee to mark, all Products with patent right notices that will enable the Patent Rights to be enforced to their full extent in any country where the Products are made, used or sold.

10.         TERMINATION

10.1       Expiration of Minimums. Upon completion of the Royalty Term, TranS1 shall continue to pay royalties to Licensor at the rate set forth in Section 4.4.1(e). After Contract Year 8, no minimum royalty payments shall be due thereafter and Licensor shall have no further due diligence obligations.

10.2       Termination upon Limited Market Release. TranS1 may elect, in its sole discretion, to terminate this Agreement on or before the due date for the payment of the milestone for completion of the Limited Market Release. TranS1 may exercise this right by providing Licensor with written notice of termination and a payment in the amount of $[***] in lieu of the $[***] payment otherwise payable upon completion of the Limited Market Release. If TranS1 terminates pursuant to this Section 10.2, the Agreement shall be terminated effective upon the delivery of such notice and the $[***] payment.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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10.3       Termination for Cause or Bankruptcy. Either party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party if such breach is not cured within (i) ten (10) days after receipt of express written notice thereof by the non-defaulting party in the event of the breach of any payment obligation hereunder, or (ii) sixty (60) days after receipt of express written notice thereof by the non-defaulting party in the event of breach of any other material provision of this Agreement. Any such termination shall become effective at the end of the applicable cure period unless the breaching party has cured any such breach or default prior to the expiration of such cure period (or, if such default is capable of being cured but cannot be cured within such applicable 60-day period, the breaching party has commenced and diligently continued actions to cure such default). In the event of a dispute regarding alleged material breach, cure or termination of this Agreement which dispute is the subject of arbitration pursuant to Section 13.3, termination shall be suspended pending the outcome of the arbitration.  Licensor may terminate this Agreement in the event of (a) the filing by TranS1 of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency; (b) the appointment of a receiver of the business or for all or substantially all of the property of TranS1; (c) the making by TranS1 of an assignment or an attempted assignment for the benefit of its creditors; or (d) the institution by TranS1 of any proceedings for the liquidation or winding up of its business or affairs (each of (a), (b), (c) and (d) shall be referred to herein as a “TranS1 Bankruptcy Event”).

10.4       Effect of Termination.

(a)         Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination, and the provisions of Sections 3.1(d), 6, 7.4, 8, 10.4, 11, and 13 shall survive the termination of this Agreement for any reason.

(b)         In the event that TranS1 terminates this Agreement under Section 10.3 for breach by Licensor, then (i) each party shall return to the other all Confidential Information of such other party, provided, however, that the parties may each retain a copy of such other party's Confidential Information solely for archival purposes, and (ii) for a period of six (6) months thereafter, TranS1 (and its Affiliates and Sublicensees) shall continue to be entitled to finish production of any Products which were in process at the time of termination, and TranS1 (and its Affiliates and Sublicensees) shall be entitled to sell all Products which were in inventory or in process at the time of termination, so long as TranS1 (and its Affiliates and Sublicensees) continues to make the reports and pay the scheduled royalties for said Sales as set forth in this Agreement, and (iii) except as specified in Section 10.4(a) and in this Section 10.4(b) or with respect to any provision hereof that by its terms survives termination and any payment obligation that has accrued prior to the date of termination, all rights and obligations of the parties under this Agreement shall terminate. If TranS1 has the right to terminate this Agreement pursuant to Section 10.3 or if any third party asserts ownership of any portion of the Licensed Technology and such assertion or any related claim results in material costs to TranS1 or in a material adverse effect on sales of Products, TranS1 may, in addition to any other remedies, (x) elect to offset any amounts otherwise payable to Licensor against losses or damages attributable to Licensor’s breach, (y) cease payments of minimum royalties, and (z) demand that Licensor renegotiate any provisions of this Agreement reasonably affected by the breach or third party claim in which case Licensor shall negotiate in good faith an appropriate amendment to the terms of this Agreement. In the event that Licensor terminates this Agreement under Section 10.2, then (i) each party shall return to the other all Confidential Information of such other party; provided, however, that the parties may each retain a copy of such other party's Confidential Information solely for archival purposes; (ii) TranS1 shall remain responsible for any payment accrued pursuant to Section 4.1 prior to the effective time of termination but shall have no other payment or performance obligation thereafter, and (iii) except as specified in Section 10.4(a), in this Section 10.4(b), or with respect to any provision hereof that by its terms survives termination, all rights and obligations of the parties under this Agreement shall terminate.

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(c)         In the event that Licensor terminates this Agreement under Section 10.3, then (i) each party shall return to the other all Confidential Information of such other party; provided, however, that the parties may each retain a copy of such other party's Confidential Information solely for archival purposes; (ii) if such termination is due to a TranS1 Bankruptcy Event, then to the extent permitted by applicable law, the successor in interest to TranS1’s rights under this Agreement shall be accountable to Licensor for all payments, including past payments that may have been unpaid, and all future payments, according to the terms of this Agreement; (iii) if such termination is not due to a TranS1 Bankruptcy Event, TranS1 shall immediately pay to Licensor all minimum royalties specified in Section 4.4.2(a) for the remainder of the Royalty Term (provided that if the license has been converted to a non-exclusive license pursuant to Section 4.4.2(c), no minimum royalties are payable with respect to any period in which the license was non-exclusive or any period after termination); and (iv) except as specified in Section 10.4(a), in this Section 10.4(c), or with respect to any provision hereof that by its terms survives termination and any payment obligation that has accrued prior to the date of termination, all rights and obligations of the parties under this Agreement shall terminate.

(d)         Upon termination of this Agreement for any reason, all rights licensed or transferred by Licensor to TranS1 under this Agreement will revert to Licensor, and TranS1 agrees to execute and deliver all instruments necessary or desirable to re-vest those rights in Licensor.

(e)         In no event shall termination of this Agreement release TranS1, or its Affiliates or Sublicensees from the obligation to pay any amounts that accrued or became due on or before the effective date of such termination.

11.         INDEMNIFICATION

11.1       Indemnification. TranS1 shall defend, indemnify and hold Licensor harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred as a result of any third party claim, demand, action or proceeding arising out of (i) the manufacture, use, sale, performance or other exploitation of any Product by TranS1, or its Affiliates or its or their respective Sublicensees or distributors, (ii) any breach of this Agreement by TranS1, or (iii) the gross negligence or willful misconduct of TranS1 in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Licensor or the breach of this Agreement by Licensor. Licensor shall defend, indemnify and hold TranS1 harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred as a result of any third party claim, demand, action or proceeding arising out of (i) the exercise of Licensor’s rights to use or practice the Licensed Know-How or processes claimed in the Licensed Patent Rights in Dr. Hardenbrook’s own medical practice as permitted pursuant to Section 3.1(a), (ii) any breach of any obligation, representation or warranty under this Agreement by Licensor, or (iii) the gross negligence or willful misconduct of Licensor in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of TranS1 or the breach of this Agreement by TranS1.

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11.2       Procedure. The party seeking indemnity (“Indemnitee”) promptly shall notify the other (“Indemnitor”) of any liability or action in respect of which Indemnitee intends to claim indemnification. The Indemnitor shall have the right to participate jointly with the Indemnitee in the Indemnitee's defense, settlement or other disposition of any indemnity claim. With respect to any indemnity claim relating solely to the payment of money damages and which could not result in the Indemnitee's becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnitor shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnitor shall have the sole right to defend, settle or otherwise dispose of such indemnity claim, on such terms as the Indemnitor, in its discretion, shall deem appropriate; provided that the Indemnitor shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the Indemnitee from the indemnity claim. The Indemnitor shall obtain the written consent of the Indemnitee prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the Indemnitee would become subject to injunctive or other equitable relief or the business of the Indemnitee would be adversely affected in any manner.

11.3       Insurance. TranS1 shall obtain and maintain product liability and general liability insurance which is sufficient to meaningfully protect Licensor as required by the indemnification provisions herein (including naming Licensor as an additional insured), and shall require each of its authorized Affiliates and Sublicensees to have such insurance. Evidence of the existence and sufficiency of such insurance shall be provided to Licensor upon request. TranS1 shall provide Licensor with at least fifteen (15) days written notice prior to any cancelation, non-renewal or material change in such insurance.

12.         FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party (and such affected party takes reasonable efforts to remove the condition), including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party (other than such acts, omissions or delays that could have reasonably been foreseen by such party, including without limitation acts, omission or delays due to health care reform).

13.         MISCELLANEOUS

13.1       Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one party to the other party shall be in writing, delivered by any available means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

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If to Licensor:	Mitchell A. Hardenbrook, M.D
MH Brook, Inc.
50 Connelly Hill
Hopkinton MA 01748

With a copy to:	BRL Law Group LLC
425 Boylston Street, 3rd Floor
Boston, MA 02116
Attention: Thomas Rosedale

If to TranS1:	TranS1, Inc.
301 Government Center Drive
Wilmington, NC 28403
Attention : Ken Reali

With a copy to:	Hutchison Law Group
5410 Trinity Road, Suite 400
Raleigh, North Carolina 27607
Attention: William N. Wofford

13.2       Governing Law. The parties intend and agree that the substantive law of the State of New York shall govern any dispute that relates in any way to this Agreement, regardless of any contrary result suggested by any choice-of-law rules, including but not limited to New York choice-of-law rules.

13.3       Arbitration. Except with respect to the seeking of injunctive relief or specific performance in connection with a party’s obligations pursuant to Section 8 or disputes involving third parties, any dispute, controversy or claim initiated by either party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either party of its obligations under this Agreement, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other party. Any such arbitration shall be conducted pursuant to the prevailing rules of the American Arbitration Association.. Any such arbitration shall be held in the State of New York Such arbitration shall be conducted by a single arbitrator and the arbitrator shall be either mutually acceptable or, if the parties cannot agree on an arbitrator within fifteen (15) days after the matter is referred to arbitration, the single arbitrator shall be a person selected by the applicable rules. The arbitrator shall be a person knowledgeable as to evaluation of medical device and surgical instrumentation technology who is not employed by, or has a financial relationship with, a party or any of its Affiliates. The arbitration award rendered pursuant to this provision shall be enforceable by any court having jurisdiction. Unless otherwise provided for in the arbitral award, each party shall be responsible for its own attorneys’ fees and costs incurred in connection with the arbitration.

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13.4       Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent, not to be unreasonably withheld, delayed or conditioned, of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder to any Affiliate or to a successor entity in connection with a transfer or sale of all or substantially all of its business related to Products or in the event of a merger, consolidation, change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.5       Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

13.6       Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof, including but not limited to the LOI which is hereby superseded. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

13.7       Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction. In the event that all or any portion of this Agreement is invalid, illegal or unenforceable, then the parties will use their reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, gives effect to the intent of the relevant provision.

13.8       Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement

13.9       LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFCATION OBLIGATIONS SET FORTH IN SECTION 11, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, PUNITIVE, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND OR NATURE WHATSOEVER, HOWSOEVER CAUSED.

13.10     Headings. The headings contained in this Agreement do not form a substantive part of this Agreement and shall not be construed to limit or otherwise modify its provisions.

13.11     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Evidence of the execution and delivery of this Agreement may be by a telecopy transmission to a party of the other party’s signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

Mitchell A. Hardenbrook, M.D.

By:	/s/ Mitchell A. Hardenbrook, M.D.
(Individually)

MH Brook, Inc.

By:	/s/ Mitchell A. Hardenbrook, M.D.
Name:	Mitchell A. Hardenbrook, M.D.
Title:	President & CEO

TranS1, Inc.

By:	/s/ Ken Reali
Name:	Ken Reali
Title:	President and Chief Executive Officer

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EXHIBIT A

Patent Rights

Patent/Application Number	Inventor(s)	Assignee	Filing Date	Countr(y)(ies)	Status
Surgical Retractor System/ (12/798,405)	Mitchell Hardenbrook	Mitchell Hardenbrook	April 3, 2010	U.S.	Awaiting examination
Surgical Retractor System/ (PCT/US2010/001014)	Mitchell Hardenbrook	Mitchell Hardenbrook	April 3, 2010	PCT	National stage filing due October 2011 or sooner

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EXHIBIT B

Specified Licensed Know-How

Knowledge of method to gain access to the lumbar and thoracic spine via a direct lateral approach utilizing technology similar to that in Exhibit A including anatomy, patient selection and positioning, outcome data, technical tips and overall surgeon experience.

All know-how and knowledge gained from surgical experience as well as from developing and refining the system utilizing technology similar to that in Exhibit A.

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